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EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

     Agreement dated as of May 19, 1999 between Mail.com, Inc., a Delaware corporation (hereinafter the "Company") and David Ambrosia (hereinafter the "Employee").

I. EMPLOYMENT: Effective on the date hereof, the Company hereby agrees to employ Employee upon the terms and conditions set forth in this agreement, and Employee accepts employment by Company upon the terms and conditions set forth in this Agreement (hereinafter the "Agreement").

II.

     A. DUTIES AND POSITION: The Company employs Mr. Ambrosia as Executive Vice President and General Counsel. The Employee will have such duties as assigned or delegated to the Employee by the Chairman and Chief Executive Officer.

         1. REMOTE EMPLOYMENT: The Company agrees that Employee may work from its Morristown, NJ office up to one day per week.

     B. EMPLOYMENT AT WILL: Employment of Employee by Company is "at will". Either the Employee or the Company may terminate the employment relationship for any reason at any time upon thirty (30) days prior written notice to the other party, subject to the provisions of this section B.

         a. COMPENSATION UPON TERMINATION: Except as otherwise provided in this section, the Employee's compensation, and any and all other rights of the Employee under this Agreement will terminate upon the occurrence of any of the following events:

                  i.       upon the death of the Employee;

                  ii. upon the disability of the Employee immediately upon notice from either party to the other. Disability shall mean the inability of the Employee, with or without a reasonable accommodation, to perform his duties as a result of a physical or mental illness for a period of three (3) consecutive months;

                  iii. for cause, immediately upon notice from the Company to the Employee, or at such later time as such notice may specify. Termination for cause shall mean (i) the willful failure by the Employee to follow directions communicated to him by the Chief Executive Officer;
                           (ii) the willful engaging by the Employee in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) a conviction of, a plea of NOLO CONTENDERE, a guilty plea or confession by the Employee to an act of fraud, misappropriation or embezzlement or to a felony; (iv) the Employee's habitual drunkenness or use of illegal substances;
                           (v) the material breach by the Employee of this Agreement; or (vi) an act of gross neglect or gross misconduct which the Company deems to be good and sufficient cause; or

                  iv.      Upon the mutual consent of the Parties.

         b. TERMINATION OF PAY: Effective upon the termination of the Employee's employment, the Company will be obligated to pay the Employee such compensation as is provided in this Section. For purposes of this section, in the event of the Employee's death, the Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as



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                  the Employee may designate by notice to the Company from time to time or, if the Employee fails to give notice to the Company of such a beneficiary, the Employee's estate.

         c. TERMINATION FOR CAUSE: If the Company terminates the Employee's employment for cause, the Employee will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any Incentive Compensation for the Fiscal Year during which such termination occurs or any subsequent Fiscal Year.

         d. TERMINATION UPON DISABILITY: If the Employee's employment is terminated by either party as a result of the Employee's disability, the Company will pay the Employee his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (A) three consecutive months thereafter, or (B) the difference between disability insurance benefits and full salary for six months. If the Employee's employment is terminated by either party as a result of the Employee's disability and the number of vested options is less than 100,000, then such additional number of options shall automatically vest immediately before the date of such termination such that the total number of options vested is equal to 100,000.

         e. TERMINATION UPON DEATH: If the Employee's employment is terminated because of the Employee's death, the Employee will be entitled to receive his Salary through the end of the calendar month in which his death occurs and for three (3) consecutive months thereafter. If the Employee's employment is terminated by reason of death and the number of vested options is less than 100,000, then such additional number of options shall automatically vest immediately before the date of such termination such that the total number of options vested is equal to 100,000.

         f. TERMINATION WITHOUT CAUSE. If the Company terminates the Employee's employment without cause, the Employee will be entitled to receive his Salary through the end of the week in which written notice of termination occurred and for four (4) consecutive weeks thereafter unless termination is the result of an acquisition, merger, consolidaton or transfer of control subject to paragraph i below. If the Company terminates the Employee's employment without cause (other than in circumstances subject to paragraph i below) or executive is terminated by reason of death or disability and the number of vested options is less than 100,000, then such additional number of options shall automatically vest immediately before the date of such termination such that the total number of options vested is equal to 100,000.

         g. TERMINATION UPON THE EMPLOYEE'S RESIGNATION. If the Employee resigns his employment, the Employee will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any Incentive Compensation for the Fiscal Year during which such termination occurs or any subsequent Fiscal Year.

         h. SHARES AND OPTIONS TERMINATION PROVISION: Under all events of termination above the options and shares on which the Employee has vested prior to the date of Termination shall be the property of the Employee in accordance with the terms of the Stock Option Agreement and Plan and shall not be revoked.

         i. TERMINATION IN THE EVENT OF ACQUISITION, MERGER, CONSOLIDATION OR TRANSFER OF CONTROL: If the Company is sold to a third party, all outstanding options that have not been exercised in connection with such sale will be converted into options to purchase common stock of the purchaser having the same remaining vesting period and similar value as determined by a qualified independent third party. If Employee's position as Executive Vice President and General Counsel is eliminated , replaced or taken over while discussions regarding acquisition, consolidation, merger or transfer of control are ongoing or finalized, or at any time after completion of the transaction during the remaining vesting period of the options, Mail.com will attempt to offer a comparable senior executive position in Mail.com or, if Mail.com's business has been transferred, in the successor to Mail.com's


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                  business with the same compensation, commute (to executive's current address) and travel requirements. In the event that Mr.Ambrosia's position at Mail.com is eliminated, replaced or taken over in connection with an acquisition, merger, consolidation or transfer of control, we will attempt to offer Mr. Ambrosia a comparable senior management position with the same compensation, commuting and travel requirements. If an acquisition, merger, consolidation or transfer of control occurs and Mr. Ambrosia is offered a position, Mr. Ambrosia may elect to have an additional number of options vest solely for purposes of exercise upon the event so that the total number of vested options is not less than 100,000. In this case, the additional number of options vested shall be exercised and the shares issued on exercise or the consideration payable upon the event in exchange for the shares issued on exercise shall vest over the same period of time that the related options would have vested with such options or consideration being the first of the unvested options to vest. Notwithstanding the foregoing, Employee will be entitled to utilize a mechanism such as cashless exercise or sale of shares through the Company's or the third party's broker in order to pay the applicable exercise price and withholding taxes in connection with the exercise of such additional options and the receipt of such consideration. If such an alternative position is not offered or Employee's employment is terminated at any time before such acquisition, merger, consolidation or transfer of control or after such acquisition, merger, consolidation or transfer of control during the remaining vesting period, Employee will be entitled to a severance package equal to (i) six months Base Salary,
                  (ii) annual cash bonus pro rated for the portion of the year worked and severance period and at the bonus rate in the previous calendar year (or 20% if within the first calendar year) and (iii) immediate vesting of 50% of executive's remaining unvested options and other consideration that is subject to vesting as set forth above in this paragraph i. Notwithstanding the foregoing, if such an acquisition, merger, consolidation or transfer of control occurs, whether by sale of assets or sale of stock, Employee may put all vested options (to the extent that less than 80,000 options are vested immediately prior to the date of such sale, such additional number of options shall automatically vest such that the number of options vested for this purpose shall equal 80,000) to Mail.com or the purchaser at a put price equal to the lesser of (a) $5.00 per share and (b) the amount by which the exercise price of the options exceeds $5.00.

         For all purposes hereof, all shares, share amounts, option amounts, exercise prices, put prices and similar amounts shall be appropriately adjusted in the event of stock splits, stock dividends, stock combinations, recapitalizations and similar events.

     C. FULL TIME EFFORTS: Employee will devote full time and attention to the business of Company, and, during his employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage, unless Employee receives prior written approval from Company. Employee will use his best efforts to promote the success of the Company's business, and will cooperate fully with the Officers and Board of Directors in the advancement of the best interests of the Company. However, Employee is not prohibited from making personal investments in any other businesses, so long as those investments do not require Employee to participate in the operation of the companies in which he or she invests, subject to the qualifications set forth in section C1.

         1. QUALIFICATIONS: Nothing in this Agreement will prevent the Employee from engaging in additional activities in connection with personal investments and businesses that are not inconsistent with and which do not detract from the Employee's duties under this Agreement.

     D. SALARY: The Employee shall be paid an annual salary of one hundred eighty thousand dollars ($180,000) (the "Salary"), subject to adjustment as provided below, which shall be payable in equal periodic installments according to the Company's customary payroll practices, but no less frequently than monthly, commencing on the Effective Date. The Salary will be reviewed by the Chief Executive Officer and Compensation Committee of the Board of Directors not less


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          frequently than annually (from date of hire), and may be adjusted upward or downward in their sole discretion.

     E. INCENTIVE COMPENSATION: As additional compensation for the services to be rendered by the Employee pursuant to this Agreement, the Employee shall be entitled to receive a bonus with respect to each Fiscal Year, ranging between 15% and 30% of Salary, payable in cash, on such date as determined by the Compensation Committee of the Board of Directors, and which amount shall be determined by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors (the "Incentive Compensation").

     F. STOCK OPTIONS AND ADDITIONAL INCENTIVE COMPENSATION: The Company shall grant to the Employee on the date hereof options to acquire 250,000 shares of Class A common stock at an exercise price equal to the lesser of $11.00 per share and the price per share in the Company's initial public offering (the "Exercise Price"). The options will expire in 10 years and will vest quarterly in equal amounts over the first three years, provided that additional options shall vest in advance of this schedule under the circumstances described in Section B hereof. The form of option agreement shall contain provisions to facilitate the payment of the exercise price and withholding taxes upon exercise, such as cashless exercise or sale of shares through the Company's broker. In addition to the foregoing options and the Incentive Compensation, the Company agrees to consider granting additional options to the Employee in the future to purchase additional shares of Class A Common Stock in the same manner as additional grants may be given to other employees of the Company, i.e. as part of a bonus, etc. Any additional option grants shall be approved by the Compensation Committee of the Board of Directors.


     G. EXERCISE OF OPTIONS: Each of the options may be exercised by the Employee, in whole or in part, from time to time after the date hereof, commencing and prior to the termination of the options in accordance with the terms of the Stock Option Agreement.

     H. BENEFITS: The Employee shall be entitled to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the "Benefits").

     I. PAID TIME OFF: The Employee will be entitled to paid time off in accordance with the provisions of the Company's Comprehensive Paid Time Off Plan, but shall be eligible for a minimum of 3 weeks vacation. The Employee will also be entitled to all company designated holidays.

     J. COMPANY RULES AND REGULATIONS: Employee agrees to review and abide by all Company rules and regulations set forth in the Company Employee Handbook, a copy of which shall be made available to Employee.

II. CONFIDENTIALITY: Company and its Affiliates hold certain trade, business, and financial secrets in connection with the business. The nature of services provided by the Company requires information to be handled in a private, confidential manner. Throughout the Employee's employment there may be disclosed to the Employee certain trade secrets, confidential information and proprietary data.

     A. EMPLOYEE CONFIDENTIALITY AGREEMENT: Employee agrees that all knowledge and information Employee gains from the trade secrets, confidential information and proprietary information, which are revealed to Employee shall for all time be regarded as strictly confidential, are and shall remain the sole and confidential property of the Company. The Company shall be entitled to restrain Employee from disclosing any trade secret or other confidential information, or from rendering any services to any entity to whom this information has been or is threatened to be disclosed. The right to an injunction is not exclusive, and the Company may pursue any other remedies it has against Employee for a breach or threatened breach of this condition, including the recovery of damages. Employee will only reveal or disclose the trade secrets to another person,


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          firm, corporation, company or entity if the Company instructs Employee to do so in writing. This secrecy protection will continue even after Employee's dismissal by the Company. Employee acknowledges that if Employee reveals the trade secrets to unauthorized persons Employee may be penalized and sued for injunctive relief and money damages as well as face possible criminal charges by Company.

     B. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT: Employee agrees that during and after termination of employment, Employee shall not use for employee or others, or disclose or divulge to others, any trade secrets, confidential information, or any other data of the Company in violation of this agreement. Upon terminating employment with the
         Company:

         1. Employee shall return to the Company all documents and property pertaining to the Company, including but not limited to: drawings, blueprints, records, reports, manuals, correspondence, customer lists, computer programs, inventions, and all other materials and all copies thereof relating in any way to the Company's business, or in any way obtained by Employee during employment. Employee further agrees that Employee shall not retain any copies or reproductions of the foregoing.

         2. The Company may notify any future or prospective the Company of this agreement.

     C. DEFINITIONS: The definition of trade secrets, confidential information and proprietary information includes but is not limited to:

         1. TECHNICAL INFORMATION: Methods, processes, formulae, compositions, systems, techniques, inventions, machines, computer programs and research projects, unpatented inventions, designs, know-how, trade secrets, technical information and data, specifications, blueprints, transparencies, test data, and additions, modifications, and improvements thereon which are revealed to Employee.

         2. GENERAL BUSINESS INFORMATION: Customer lists, pricing data, sources of supply, marketing, production, or merchandising systems or plans, documents, financial statements, quotes, correspondence.

         3. "REDIRECT BUSINESS" shall mean any business based on or with a focus on value-added email services or Email and URL, redirect services, or that derives revenues from the sale of Email or URL redirect services. Value added email services include but are not limited to email to fax/pager technologies and email redirection enhancements.

         4. "BROKER/AGENT BUSINESS" shall mean any business that sells Internet assets, including secondary domain name rights, and IP address rights.

         5. "NEW TLD BUSINESS" shall mean a business that registers new top level domain names.

         6. INDUSTRY SPECIFIC INFORMATION: Information regarding the Redirect Business, the Broker/Agent Business, New TLD Business or the Company's business methods. The Company's user payment data, user demographic data, and user account information. The Company's business policies, procedures, techniques, trade secrets, patents, processes, formulas, research, intellectual property or other knowledge developed by the Company.

         7. OTHER MATERIALS: Information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, any other materials, data or software of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or for the Company's use or otherwise in connection with Employee's employment hereunder, or any other data that could be used by third parties to the disadvantage of the Company.


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III. INTELLECTUAL PROPERTY

     A. AGREEMENT ON INVENTIONS AND PATENTS: Employee agrees that Employee shall promptly provide the Company a complete record of any and all inventions and improvements, whether patentable or not, which Employee, solely or jointly, may conceive, make, or first disclose during said employment. Employee agrees to the following:

          1. Employee hereby grants, assigns and delivers to the Company, or its nominee, Employee's entire right, title, and interest in and to all inventions and improvements made, developed or created by the Employee (whether at the request or the suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during working hours of work or otherwise) during his employment with the Company that relate in any way to the actual or anticipated business or activities of the Company, or its Affiliates, or that are suggested by or result from any task or work for or on behalf of the Company or its Affiliates, together with any and all domestic and foreign patent rights in such inventions and improvements. To assist the Company or its nominee in securing patents thereto, Employee agrees promptly to do all lawful and reasonable things both during and after employment, without additional compensation, but at the Company's expense.

         2. Employee agrees that, upon accepting employment with any organization in competition with the Company or its Affiliates during a two year period following termination of employment Employee shall notify the Company in writing within thirty days of the name and address of such new company. Such notice is required regardless of whether Employees believes they will be employed in competition with the business of the Company.

         3. Employee agrees to give the Company timely written notice of any prior employment agreements or patent rights that may conflict with the interests of the Company or its Affiliates.

     B.  AGREEMENT ON PROPRIETARY RIGHTS: Employee acknowledges that
         Employee may have the Company and industry related ideas and suggestions, which the Company may consider for commercial exploitation. Employee understands that the Company cannot accept such suggestions in confidence. Employee therefore agrees to submit any suggestions to the Company under the following conditions:

         1. The Company's review of Employee's suggestions is made only upon Employee's request, and the Company accepts no responsibility for holding any submitted information in confidence.

         2. No obligation of any kind is assumed nor may be implied against the Company unless or until Employee has entered into a formal written contract with the Company pertaining to Employee's submissions. In addition, any obligation shall be only such as is expressed in writing.

         3. Neither the Company nor any of its Affiliates shall have any rights under any patents Employee now has nor may later obtain for Employee's submissions covered by this Agreement, but, in consideration of the Company examining and considering same, Employee hereby releases the Company from any liability in connection with Employee's submissions or from liability because of the Company's use of Employee's submissions or of any portion thereof, except such liability as may accrue under valid patents now or hereafter issued.

         4. Subject to these conditions, Employee certifies that no prior disclosure to the Company or any of its Affiliates regarding these submissions has been made and that the entire disclosure now made by Employee to the Company is included with this Agreement and submitted for retention by the Company. If, at any time, Employee corresponds with or discuss submissions with an officer, employee, agent or representative of the Company and, in the course of such correspondence or discussion, makes any additional disclosures regarding such submissions,


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              Employee shall, upon request, furnish the Company an illustration or a complete description, or both, of such additional disclosure, so that it can be made a part of the permanent record of the Company.


IV. NON-COMPETITION: Employee hereby acknowledges that the Company shall or may in reliance of this agreement provide Employee access to trade secrets, customers and accounts, and other confidential or propriety information, and that this agreement is reasonably necessary to protect the Company.

     A. NON-COMPETITION AGREEMENT: For good consideration and as an inducement for the Company to employ Employee, Employee hereby agrees not to directly or indirectly compete with the business of the Company during the period of employment and for a period of two years thereafter following termination of employment and notwithstanding the cause or reason for termination, unless the Company ceases operations.

     1. EXCEPTIONS: Any exceptions to this policy must be with the Company's written prior consent. Employee acknowledges that money damages may not be sufficient remedy for any breach of this agreement and agrees that the Company will be entitled to seek specific performance and injunctive or other equitable relief for any such breach.

     2.  DEFINITIONS: The term "not compete" shall mean that:

         a. Employee shall not, on Employee's behalf or on behalf of any other party, solicit or seek the business of any customer or account of the Company existing during the term of employment and wherein said solicitation involves a product and/or service substantially similar to or competitive with any present or future product and/or service of the Company.

         b. Employee shall not directly or indirectly own, operate, consult to or be employed by any firm in a business substantially similar to or competitive with the present business of the Company or such business activity in which the Company may engage during the term of employment.

         c. Employee shall not to be involved, directly or indirectly, in the Redirect Business, the the Broker/Agent Business, New TLD Business, and other new company businesses while employed by the Company and will not be involved, directly or indirectly, nor have a financial interest in, the Redirect Business, the Broker/Agent Business, New TLD Business and other new company businesses.

         d. Employee shall not directly or indirectly solicit the Company's customers, vendors, subcontractors, or prospects with services or products of the nature of those being sold by the Company.

V. CONFLICT OF INTEREST: Employee acknowledges that neither Employee, nor any other business to which Employee may be associated, nor, to the best of Employee's knowledge, any member of Employee's immediate family, has any conflict between Employee's personal affairs or interests and the proper performance of Employee's responsibilities for the Company that would constitute a conflict of interest with the Company. Furthermore, Employee declares that during employment, Employee shall continue to maintain avoid any conflict with the Company's interests.

VI. DOMAIN NAME REGISTRATION: Employee agrees that while working for the Company, Employee will give the Company the right of first refusal on any Domain names that Employee intends on registering or purchasing. To the extent that the Company does not act to register the Domain name then Employee can register the Domain name after seven days from notifying the Company of Employee's intent. Employee cannot use these Domain names for any business while working for the Company and then is bound by the non-compete restrictions.

VII. GENERAL CONTRACT TERMS

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     A.  SURVIVAL AND BREACH: Both parties recognize that the services to be rendered under this Agreement by the Employee are special, unique and extraordinary in character, and that in the event of a breach or a threatened by Employee of the terms and conditions of the Agreement to be performed by him, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Employee. Without limiting the generality of the foregoing, the parties acknowledge that a breach by the Employee of his obligations under Sections II, III or IV or would cause the Company irreparable harm, that no adequate remedy at law would be available in respect thereof and that therefore the Company would be entitled to injunctive relief with respect thereto. Employee affirms having the opportunity to fully discuss and negotiate the covenants set forth in Sections II, III and IV and acknowledges understanding and acceptance. If any part of this covenant is declared invalid, then Employee agrees to be bound by a covenant as near to the original as lawfully possible. The covenants set forth in Sections II, III, and IV shall survive the term and termination of employment. Employee shall further be liable for all costs of enforcement.

     B. LIMITED EFFECT OF WAIVER OF BREACH BY THE COMPANY. If the Company waives a breach of any provision of this agreement by Employee, that waiver will not operate or be construed as a waiver of any succeeding breach by Employee. No waiver of a right by the Company constitutes a waiver of any other right of the Company, and temporary waiver by the Company does not constitute a permanent waiver or any additional temporary waiver.

     C. EFFECT OF PRIOR AGREEMENT: This agreement supersedes any prior agreement between the Company or any predecessor of the Company and Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided in this Agreement.

     D. SETTLEMENT BY ARBITRATION: Any claim or controversy that arises out of or relates to this Agreement, or the breach thereof, will be settled by arbitration in the office nearest the Company in accordance with the prevailing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction of arbitration awards. The Company shall be liable for all legal costs of any such arbitration proceedings or legal proceedings relating to this agreement.

     E. SEVERABILITY: If for any reason any portion of this Agreement and the covenants herein are declared invalid, this agreement and the covenants herein shall continue in effect as if the invalid portion had never been part hereof, and the other portions of this Agreement and the covenants herein will remain in effect, insofar as is consistent with the governing laws.

     F. INDEMNIFICATION: The Company shall defend and hold harmless employee from all actions against such employee that occur as a result of the business operations.

     G. INVALIDITY: If this agreement is held invalid or cannot be enforced, then to the full extent permitted by the governing laws any prior agreement between the Company (or any predecessor thereof) and Employee will be deemed reinstated as if this Agreement had not been executed.

     H. ASSUMPTION OF AGREEMENT: The rights and obligations under this Agreement will inure to the benefit and be binding upon the parties, their successors, heirs, assigns and personal representatives.


     I. ORAL MODIFICATIONS NOT BINDING: This instrument is the entire agreement. Oral changes will have no effect. This Agreement and the covenants herein may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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     J.  GOVERNING LAW: This Agreement and the covenants herein shall be governed and interpreted under the laws of the State of New York.

     K. FULL DISCLOSURE: The Company and Employee know of no restrictions on their ability to complete this Agreement

         In Witness Whereof, the parties have executed this Agreement as of the date first written above.

                                                 MAIL.COM, INC.


                                                 By
                                                    -----------------------
                                                     Gerald Gorman
                                                     Chairman and Chief
                                                     Executive Officer


                                                 EMPLOYEE


                                                    -----------------------
                                                      David Ambrosia